UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Walgreens Boots Alliance, Inc.

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A Message from our Compensation and Leadership Performance Committee Chair

Dear Fellow Stockholders,

As the Chair of the Compensation and Leadership Performance Committee (the “CLP Committee”), I am writing to request your support and vote “FOR” Proposal 2 - Advisory Vote to Approve Named Executive Officer Compensation (“Say-on-Pay”) and “FOR” Proposal 1 – Election of Directors for each of our directors at our 2022 Annual Meeting of Stockholders on January 27, 2022.

I regularly engage with the Company’s institutional investors and ensure that the feedback I receive, along with other feedback that management receives in its stockholder engagement, is considered in each decision we make as a committee. The CLP Committee’s decisions, including our decision back in 2020 to use discretion under particularly extraordinary circumstances for our Company, reflect our guiding principle of acting in the best interest of our stockholders. Given our experience navigating the pandemic challenges and our long-standing reluctance to use discretion, the CLP Committee responded in October 2020 by proactively re-designing both the short- and long-term incentive plans. The CLP Committee believes the changes will drive results and align the interests of our executives with those of our stockholders.

I want to emphasize that, prior to fiscal 2020, the CLP Committee had never used upward discretion and has no intention of doing so again in the future. We acknowledge the request from certain proxy advisory firms for WBA to make a bright-line commitment to forbid discretionary adjustments in the future. However, we do not believe it is prudent to permanently restrict our ability to respond to extraordinary and unforeseen circumstances, which could be at odds with our fiduciary obligations.

Stockholder Engagement, Feedback and Responsiveness

We value an open dialogue with our stockholders, and we believe that regular communication with our stockholders and other stakeholders is a critical part of enabling our long-term success. In 2021, stockholder engagement continued to be a priority of the Board, and particularly of the CLP Committee. I, along with William C. Foote, our Independent Lead Director, personally engaged with many stockholders. From an executive compensation perspective, we were intent on understanding specific stockholder feedback related to our executive compensation program and our say on pay vote last year.

It is our goal to be transparent about our engagement efforts and the feedback we receive, which is shared with our Board and CLP Committee.

2021 Engagement

Timing

Our formal outreach was conducted in two tranches around the 2021 Annual Meeting.

●   Winter/Spring 2021: In advance of 2021 Annual Meeting to discuss proposals and address any questions or concerns

●   Fall 2021: Follow-up from 2021 Annual Meeting to understand stockholder voting and perspectives as Board considers action items

Stockholders Engaged

Consistent with prior years, our engagement protocol included reaching out to our largest institutional investors (as well as a cross-section of other stockholders and stakeholder groups), and meeting with interested constituents.

●   Contacted: Institutional investors representing approximately half of our outstanding stock*

●   Meetings Held: Institutional investors representing nearly 30% of our outstanding common stock*

WBA Participants

Our engagement is typically management-led and overseen by the Board, with direct Board participation as appropriate.

●   Board: Our Lead Independent Director and/or Chair of the CLP Committee make themselves available to actively participate in conversations with institutional investors and attended calls with institutional investors representing approximately 20% of our outstanding common stock* over the last year

●   Management: Senior level representatives from Legal, Global Executive Compensation and CSR departments

*	as of August 31, 2021, excluding shares held by affiliates of Stefano Pessina, our Executive Chairman.

2021 Feedback and Responsiveness

We clearly understood from our engagement process that the primary reason many of our stockholders did not vote to support the say on pay vote last year was the use of discretion in our long-term incentive program in 2020. While stockholders expressed an appreciation for the challenging circumstances of the COVID-19 pandemic, they generally disfavored modifications of long-term awards and requested additional disclosure around the CLP Committee’s decisions. We appreciated the opportunity to further explain the timing of our decision-making process and the efforts of the CLP Committee to adopt a balanced approach that recognized actual company performance and the extraordinary efforts of our team. As discussed in more detail in our 2022 and 2021 Proxy Statements, the CLP Committee made changes to our target setting and goals as a result of COVID-19, which was done proactively to avoid any need to use discretion in the future. Although these changes were made by the CLP Committee before the 2021 say on pay vote, it is important to note that the changes were made with the intent of avoiding circumstances where discretion would be necessary to ensure fair and equitable treatment in the future, which was the primary reason for the lack of support in the say on pay vote last year.

The COVID-19 pandemic is a reminder that anomalous and disruptive events occasionally arise, and in such challenging circumstances we believe the CLP Committee needs to retain flexibility to adapt compensation programs as necessary. However, in connection with any potential discretionary decisions, the CLP Committee is committed to the following:

●	The CLP Committee will base its decisions on the principles of our compensation philosophy, specifically linking: (i) pay to both company and individual performance; and (ii) interests of our senior executives to the interests of our stockholders.

●	The CLP Committee will disclose key quantitative and qualitative factors considered in reaching its decisions.

Consistent with our compensation program framework that emphasizes pay and performance, fiscal 2021 payouts under both our short-term cash and long-term equity incentives were based on formulaic results, although long-term equity incentive payouts were reduced by the CLP Committee.

We believe our response to other topics raised by stockholders were well-received.

Stockholder Feedback	Responsiveness and Rationale
Concern with the use of one financial metric in the annual cash incentive plan

The CLP Committee included the following three financial metrics for the fiscal 2021 annual cash incentive plan:

●   Adjusted Operating Income (weighted at 65%)

●   Free Cash Flow (weighted at 25%)

●   Diversity Equity & Inclusion (weighted at 10%) based on quantitative goals

Concern with the use of one financial metric in the performance share portion of the long-term incentive plan

The CLP Committee included the following two financial metrics for the fiscal 2021-2023 performance share portion of the long-term incentive plan:

●   Adjusted Earnings per Share growth (weighted at 70%)

●   Adjusted Revenue growth (weighted at 30%)

Concern that the existing clawback policy would be difficult to enforce and did not require disclosure of any exercise of the policy.	The CLP Committee adopted resolutions that require disclosure of enforcement of the clawback policy with respect to any Section 16 officer, unless the Board or CLP Committee conclude that legal or privacy concerns would prevent such disclosure.

In particular, the addition of the DEI metric to our annual cash incentive plan was very well received and we are proud of our robust disclosure around our DEI goals and progress.

CEO Performance

In fiscal 2021, we were pleased to appoint our new CEO, Roz Brewer, who will oversee our integrated healthcare, pharmacy and retail strategy. The unprecedented global COVID-19 pandemic has put to the test our role in healthcare, and we credit Ms. Brewer’s leadership in navigating our transformation during this time.

The CLP Committee’s assessment of Ms. Brewer’s performance is reflected in her 2021 annual cash incentive award. Despite the continued challenges of COVID-19, we performed above target with respect to our adjusted operating income, free cash flow, and DEI objectives under our annual cash incentive program, resulting in a formulaic payout of 159% of target. The structure of our annual cash incentive program includes an individual performance component that serves as a modifier (up to 120% of the formula-driven payout levels, subject to an aggregate maximum of 200% of target). This type of individual performance modifier is very consistent with market practice. In 2021, the CLP Committee approved a modifier of 110% to recognize Ms. Brewer’s achievements in the first six months as CEO, including:

●	focusing the organization around a new integrated healthcare, pharmacy and retail strategy;

●	recruiting and retaining key management talent execute on the Company’s new strategy;

●	leading the Company through the complex operational challenges of mass vaccination; and

●	leading multiple acquisitions and investments, including Shields Health Solutions, VillageMD and CareCentrix.

Commitment to Transparency

On behalf of the CLP Committee, I want to reiterate our appreciation for the constructive feedback provided to us over the years by our stockholders and other stakeholders. We strongly believe the changes to our executive compensation program demonstrate responsiveness and a willingness to continually evaluate our practices. Further, we will continue to look for ways to enhance our disclosures to provide transparency and hold ourselves accountable.

Thank you for your continued support.

Sincerely,

Nancy Schlichting
Compensation and Leadership Performance Committee Chair